77C

Shareholder meeting (unaudited). At a special meeting of shareholders held on November 11, 2003, shareholders of the CDC Nvest Fund Large Cap Growth Fund voted for the following proposal:


APPROVAL OR DISAPPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION FOR THE CDC NVEST LARGE CAP GROWTH FUND


VOTED: To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the CDC Nvest Large Cap Growth Fund to, and the assumption of all of the liabilities of the CDC Nvest Large Cap Growth Fund by, the Loomis Sayles Growth Fund in exchange for shares of the Loomis Sayles Growth Fund and the distribution of such shares to the shareholders of the CDC Nvest Large Cap Growth Fund in complete liquidation of the CDC Nvest Large Cap Growth Fund, in the form submitted as Appendix B to the CDC Nvest Large Cap Growth Fund Proxy Statement.


        FOR               AGAINST           ABSTAIN
        [X]                 [X]               [X]
   1,288,652.666         41,493.155       71.700.100